Exhibit 99.1

EARNINGS RELEASE
PR Contact: Laurie Schalow
(949) 524-4035
MediaRelations@chipotle.com IR Contact: Ashish Kohli, CFA (949) 524-4132 Akohli@chipotle.com

Chipotle ANNOUNCES THIRD QUARTER 2020 RESULTS

Q3 Digital Sales tripled Year-Over-Year and accounted for Nearly Half of sales

NEWPORT BEACH, Calf. – October 21, 2020 – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its third quarter ended September 30, 2020.

Third quarter highlights, which incorporate the impact of COVID-19, year over year:

•	Revenue increased 14.1% to $1.6 billion
•	Comparable restaurant sales increased 8.3%
•	Digital sales grew 202.5% and accounted for 48.8% of sales for the quarter
•	Restaurant level operating margin was 19.5%, a decrease of 1.3%
•

Diluted earnings per share was $2.82,  net of a $0.94 after-tax impact from expenses related to certain legal proceedings, restaurant asset impairment and closure costs, as well as corporate restructuring and other adjustments,  an 18.7% decrease from $3.47. Adjusted diluted earnings per share excluding these charges was $3.76, a 1.6%  decrease from $3.82[1]

•	Opened 44 new restaurants and closed three restaurants during the quarter; and about 10 restaurants remain temporarily closed because of COVID-19, mainly inside malls and shopping centers

1 Adjusted net income and adjusted diluted earnings per share are non-GAAP financial measures. Reconciliations to GAAP measures and further information are set forth in the table at the end of this press release.

“I want to thank and acknowledge the incredible Chipotle team members who remain focused on great execution and on advancing our purpose of Cultivating a Better World as demonstrated by our outstanding third quarter results,” said Brian Niccol, Chairman and CEO, Chipotle. “I have never been more confident that Chipotle is a powerful brand committed to fostering a culture that values and champions our diversity, while leveraging the individual talents of all team members. As a result of a strong brand, committed employees, and broad financial strength, we remain excited about Chipotle’s powerful economic model and our long-term potential.”

COVID-19 and Liquidity Update:

The health and well-being of our employees and guests continues to be our top priority. We are benefitting from investments made a few years ago including advanced air filtration systems, sanitizers throughout the restaurant, wellness protocols, and improved handwashing. In addition, we are closely following the recommendations of the CDC and local health departments and have implemented social distancing, wearing face masks, a tamper evident packaging seal for all digital orders, as well as creating the steward role to sanitize high-traffic areas. Collectively, these efforts have made the pivot to enhanced COVID-19 safety protocols much less complicated and give our employees and guests confidence that Chipotle remains steadfast in our commitment to keep them safe as we re-open restaurants for in-restaurant dining.

As of September 30, 2020, Chipotle continues to maintain a strong financial position with $1.1 billion in cash, investments and restricted cash, and no debt, along with a $600 million untapped credit facility with which to continue to navigate this crisis. This financial position improved sequentially from $934.6 million in cash, short-term investments and restricted cash, as of June 30, 2020. Our financial strength gives us the opportunity to make on-going strategic investments in our people, business, and communities, which we believe will benefit us for years to come. At the same time, our team remains focused on reducing non-essential controllable costs and judiciously spending on return generating projects to preserve liquidity.

Results for the three months ended September 30, 2020:

Revenue in the third quarter was $1.6 billion, an increase of 14.1% compared to the third quarter of 2019 and includes an 8.3% increase in comparable restaurant sales. Comparable restaurant sales were strong in each month of the third quarter with August being the high point. Sales trends remained strong in September even though beginning mid-month we rolled over the successful 2019 Carne Asada program.  Beginning mid-September comparable restaurant sales impressively delivered mid-single digits and this trend has continued in October.

Digital sales grew 202.5% year over year to $776.4 million and represented 48.8% of sales. About half of the digital sales were via delivery, benefiting from our expanded partnerships, with the remainder coming from order ahead transactions as guests better understand the value offered by this channel, as well as the convenience of more Chipotlanes.

Delivery service revenue is comprised of delivery and related service fees charged to customers on sales made through Chipotle’s app and website. The amount that we remit to our delivery partner for sales through our app and website is higher than what we collect from customers and is included in other operating costs. The accounting for our fee arrangements with delivery partners has impacted several of our operating metrics, including comparable restaurant sales, other operating expenses, and restaurant level operating margin.

We opened 44 new restaurants during the third quarter and closed three restaurants, bringing the total restaurant count to 2,710. During the quarter, 26 of the 44 new restaurants included a Chipotlane. These formats continue to perform very well and are helping enhance guest access and convenience, as well as increase new restaurant sales, margins, and returns. It’s hard to predict the external environment but if we assume there are no further COVID-19 related construction stoppages, we expect to have a sequentially similar or perhaps slightly higher number of openings in the fourth quarter of 2020. And while the current environment prevents us from being able to provide reliable new store opening guidance for 2021, our development team has built a very robust new unit pipeline, which under normal circumstances, would lead to opening around 200 restaurants next year. Longer term, we remain confident in our ability to more than double the total number of Chipotle restaurants in the US.

Food, beverage and packaging costs in the third quarter were 32.3% of revenue, a decrease of 90 basis points compared to the third quarter of 2019. The decrease was primarily due to the benefit of menu price increases, lower avocado costs, and to a lesser extent, lower salsa usage and waste. These decreases were partially offset by COVID-19 related impacts including elevated beef prices, increased incidence of steak, and fewer sales of high margin beverages.

Restaurant level operating margin was 19.5%, a decrease from 20.8% in the third quarter of 2019 driven primarily by COVID-19 related impacts including higher delivery expense associated with increased delivery sales, elevated beef prices, increased incidence of steak, and fewer sales of high margin beverages. The decrease was partially offset by sales leverage, lower avocado expense, improved labor efficiency realized from digital enhancements to the restaurants and benefits from menu price increases.

General and administrative expenses for the third quarter were $133.2 million on a GAAP basis or $102.3 million on a non-GAAP basis, excluding $28.7 million related to certain legal proceedings and $2.1 million of transformation and other expenses. The legal proceedings relate to expected settlements of longstanding pending litigation involving ordinary business matters. GAAP and non-GAAP general and administrative expenses for the third quarter of 2020 also include underlying general and administrative expenses totaling $83.8 million and non-cash stock compensation of $18.5 million.

The effective income tax rate for the third quarter was 24.7%, a change from an effective income tax rate provision of 17.9% for the third quarter of 2019, primarily due to elevated excess tax benefits related to option exercises in the third quarter of 2019.

Net income for the third quarter was $80.2 million, or $2.82 per diluted share, a decrease from $98.6 million, or $3.47 per diluted share, in the third quarter of 2019. Excluding the impact of certain legal proceedings, restaurant asset impairment and closure costs, and corporate restructuring expenses and other adjustments, adjusted net income was $107.0 million and adjusted diluted earnings per share was $3.76.

More information will be available in our Quarterly Report on Form 10-Q, which will be filed with the SEC by the end of October.

Outlook

Given on-going uncertainty surrounding the future impact of COVID-19 on the broader US economy and any specific impact to our company, we are not providing fiscal 2020 guidance related to comparable restaurant sales growth, new restaurant openings, and effective full year tax rate.

Definitions

The following definitions apply to these terms as used throughout this release:

•

Comparable restaurant sales, or sales comps, and comparable restaurant transactions, represent the change in period-over-period total revenue or transactions for restaurants in operation for at least 13 full calendar months.

•	Average restaurant sales refer to the average trailing 12-month food and beverage revenue for restaurants in operation for at least 12 full calendar months.
•	Restaurant level operating margin represents total revenue less direct restaurant operating costs, expressed as a percent of total revenue.
•

Digital sales represent food and beverage revenue generated through the Chipotle website, Chipotle app or third-party delivery aggregators. Digital sales exclude revenue deferrals associated with Chipotle Rewards.

Conference Call Details

Chipotle will host a conference call to discuss third quarter 2020 financial results on Wednesday, October  21, 2020, at 4:30 PM Eastern time.

The conference call can be accessed live over the phone by dialing 1-888-317-6003 or for international callers by dialing 1-412-317-6061 and use code: 8356997. The call will be webcast live from the company's website on the investor relations page at ir.chipotle.com/events. An archived webcast will be available approximately one hour after the end of the call.

About Chipotle

Chipotle Mexican Grill, Inc. (NYSE: CMG) is cultivating a better world by serving responsibly sourced, classically-cooked, real food with wholesome ingredients without artificial colors, flavors or preservatives. Chipotle had over 2,700 restaurants as of September 30, 2020, in the United States, Canada, the United Kingdom, France and Germany and is the only restaurant company of its size that owns and operates all its restaurants. With more than 94,000 employees passionate about providing a great guest experience, Chipotle is a longtime leader and innovator in the food industry. Chipotle is committed to making its food more accessible to everyone while continuing to be a brand with a demonstrated purpose as it leads the way in digital, technology and sustainable business practices. Steve Ells, founder and former executive chairman, first opened Chipotle with a single restaurant in Denver, Colorado in 1993. For more information or to place an order online, visit WWW.CHIPOTLE.COM.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements about our future cash flow, new restaurant development plans and future long-term prospects. We use words such as “anticipate”, “believe”, “could”, “should”, “may”, “approximately”, “estimate”, “expect”, “potential”, “intend”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on currently available operating, financial and competitive information available to us as of the date of this release and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements, including but not limited to: the ongoing adverse effect of the novel coronavirus (COVID-19) pandemic on our guest traffic, restaurant sales and operating costs as a result of actions we have taken in response to the coronavirus, including closing some restaurants, ending dine in service at some restaurants while continuing to offer only takeout and/or delivery, modifying work hours at some restaurants, extending enhanced benefits to employees working during and/or impacted by the coronavirus, increasing compensation for restaurant employees, purchasing masks, gloves and additional sanitation supplies and services and delaying the construction of new restaurant openings; risks that the impact of the coronavirus pandemic will continue for a long duration and may require a more drastic response, such as closing all or most restaurants; risks of food safety and food-borne illnesses and other health concerns about our food; risks associated with our reliance on certain information technology systems and potential failures or interruptions; privacy and cyber security risks related to our acceptance of electronic payments or electronic processing of confidential customer or employee information; the impact of competition, including from sources outside the restaurant industry; the increasingly competitive labor market and our ability to attract and retain qualified employees; the impact of federal, state or local government regulations relating to our employees, employment practices, restaurant design and construction, and the sale of food or alcoholic beverages; our ability to achieve our planned growth, such as the availability of suitable new restaurant sites; increases in ingredient and other operating costs due to our Food With Integrity philosophy, tariffs or trade restrictions and supply shortages; the uncertainty of our ability to achieve expected levels of comparable restaurant sales due to factors such as changes in consumers' perceptions of our brand, including as a result of actual or rumored food safety concerns or other negative publicity, decreased overall consumer spending (including but not limited to the increase in unemployment caused by the coronavirus pandemic), or the inability to increase menu prices or realize the benefits of menu price increases; risks associated with our increased focus on our digital business, including risks arising from our reliance on third party delivery services, which are heightened during the pendency of government restrictions on dine in restaurant services as a result of the coronavirus pandemic; risks relating to litigation, including possible governmental actions related to food safety incidents and potential class action litigation regarding employment laws, advertising claims or other matters; and other risk factors described from time to time in our SEC reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q, all of which are available on the investor relations page of our website at ir.Chipotle.com.

 CHIPOTLE MEXICAN GRILL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(in thousands, except per share data)

	Three months ended September 30,
	2020		2019
Food and beverage revenue	$1,581,335	98.7%	$1,397,333	99.5%
Delivery service revenue	20,079	1.3	6,364	0.5
Total revenue	1,601,414	100.0	1,403,697	100.0
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	517,261	32.3	466,496	33.2
Labor	405,818	25.3	373,645	26.6
Occupancy	97,694	6.1	91,409	6.5
Other operating costs	268,416	16.8	180,259	12.8
General and administrative expenses	133,150	8.3	115,070	8.2
Depreciation and amortization	60,180	3.8	52,206	3.7
Pre-opening costs	3,808	0.2	3,064	0.2
Impairment, closure costs, and asset disposals	7,991	0.5	5,927	0.4
Total operating expenses	1,494,318	93.3	1,288,076	91.8
Income from operations	107,096	6.7	115,621	8.2
Interest and other income, net	(595)	-	4,411	0.3
Income before income taxes	106,501	6.7	120,032	8.6
Provision for income taxes	(26,257)	(1.6)	(21,450)	(1.5)
Net income	$80,244	5.0%	$98,582	7.0%
Earnings per share:
Basic	$2.87		$3.55
Diluted	$2.82		$3.47
Weighted-average common shares outstanding:
Basic	27,973		27,775
Diluted	28,454		28,388

CHIPOTLE MEXICAN GRILL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(in thousands, except per share data)

	Nine months ended September 30,
	2020		2019
Food and beverage revenue	$4,333,640	99.0%	$4,128,500	99.6%
Delivery service revenue	43,284	1.0	17,645	0.4
Total revenue	4,376,924	100.0	4,146,145	100.0
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	1,434,316	32.8	1,371,147	33.1
Labor	1,184,649	27.1	1,090,540	26.3
Occupancy	288,549	6.6	270,102	6.5
Other operating costs	741,556	16.9	548,311	13.2
General and administrative expenses	342,267	7.8	339,136	8.2
Depreciation and amortization	178,578	4.1	157,629	3.8
Pre-opening costs	11,018	0.3	6,122	0.1
Impairment, closure costs, and asset disposals	22,713	0.5	17,356	0.4
Total operating expenses	4,203,646	96.0	3,800,343	91.7
Income from operations	173,278	4.0	345,802	8.3
Interest and other income, net	2,771	0.1	11,487	0.3
Income before income taxes	176,049	4.0	357,289	8.6
Provision for income taxes	(11,242)	(0.3)	(79,547)	(1.9)
Net income	$164,807	3.8%	$277,742	6.7%
Earnings per share:
Basic	$5.91		$10.02
Diluted	$5.81		$9.83
Weighted-average common shares outstanding:
Basic	27,892		27,730
Diluted	28,370		28,268

CHIPOTLE MEXICAN GRILL, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	September 30,	December 31,
	2020	2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$662,401	$480,626
Accounts receivable, net	69,366	80,545
Inventory	25,464	26,096
Prepaid expenses and other current assets	50,794	57,076
Income tax receivable	60,436	27,705
Investments	342,819	400,156
Total current assets	1,211,280	1,072,204
Leasehold improvements, property and equipment, net	1,547,217	1,458,690
Long-term investments	61,474	-
Restricted cash	27,591	27,855
Operating lease assets	2,708,218	2,505,466
Other assets	53,921	18,450
Goodwill	21,939	21,939
Total assets	$5,631,640	$5,104,604
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$157,324	$115,816
Accrued payroll and benefits	194,877	126,600
Accrued liabilities	158,234	155,843
Unearned revenue	91,467	95,195
Current operating lease liabilities	199,815	173,139
Total current liabilities	801,717	666,593
Long-term operating lease liabilities	2,891,140	2,678,374
Deferred income tax liabilities	95,221	37,814
Other liabilities	37,976	38,797
Total liabilities	3,826,054	3,421,578
Shareholders' equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of September 30, 2020 and December 31, 2019, respectively	-	-
Common stock, $0.01 par value, 230,000 shares authorized, 36,682 and 36,323 shares issued as of September 30, 2020 and December 31, 2019, respectively	367	363
Additional paid-in capital	1,526,955	1,465,697
Treasury stock, at cost, 8,703 and 8,568 common shares as of September 30, 2020 and December 31, 2019, respectively	(2,801,496)	(2,699,119)
Accumulated other comprehensive loss	(5,444)	(5,363)
Retained earnings	3,085,204	2,921,448
Total shareholders' equity	1,805,586	1,683,026
Total liabilities and shareholders' equity	$5,631,640	$5,104,604

CHIPOTLE MEXICAN GRILL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Nine months ended
	September 30,
	2020	2019
Operating activities
Net income	$164,807	$277,742
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	178,578	157,629
Amortization of operating lease assets	136,052	117,622
Deferred income tax provision	53,857	(15,146)
Impairment, closure costs, and asset disposals	21,198	10,216
Provision for credit losses	(143)	85
Stock-based compensation expense	60,579	65,657
Other	2,450	(3,044)
Changes in operating assets and liabilities:
Accounts receivable	29,233	19,039
Inventory	614	(2,312)
Prepaid expenses and other current assets	(6,015)	(17,514)
Other assets	(21,754)	2,864
Accounts payable	5,776	(4,162)
Accrued payroll and benefits	68,514	30,471
Accrued liabilities	1,965	25,552
Unearned revenue	(593)	(8,665)
Income tax payable/receivable	(32,677)	(8,985)
Operating lease liabilities	(115,069)	(112,478)
Other long-term liabilities	1,351	472
Net cash provided by operating activities	548,723	535,043
Investing activities
Purchases of leasehold improvements, property and equipment	(246,758)	(237,965)
Purchases of investments	(325,069)	(328,107)
Maturities of investments	318,505	328,448
Acquisitions of equity method investments	(10,025)	-
Net cash used in investing activities	(263,347)	(237,624)
Financing activities
Acquisition of treasury stock	(54,401)	(151,621)
Tax withholding on stock-based compensation awards	(47,976)	(10,420)
Other financing activities	(1,865)	(665)
Net cash used in financing activities	(104,242)	(162,706)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	377	397
Net change in cash, cash equivalents, and restricted cash	181,511	135,110
Cash, cash equivalents, and restricted cash at beginning of period	508,481	280,152
Cash, cash equivalents, and restricted cash at end of period	$689,992	$415,262
Supplemental disclosures of cash flow information
Income taxes paid (refunded)	$(8,987)	$103,439
Purchases of leasehold improvements, property, and equipment accrued in accounts payable and accrued liabilities	$72,860	$40,250
Acquisition of treasury stock accrued in accounts payable and accrued liabilities	$-	$748

CHIPOTLE MEXICAN GRILL, INC.

SUPPLEMENTAL FINANCIAL AND OTHER DATA

(unaudited)

(dollars in thousands)

	For the three months ended
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,
	2020	2020	2020	2019	2019
Number of restaurants opened	44	37	19	80	25
Restaurant closures	(3)	(3)	(2)	(3)	(1)
Restaurant relocations	-	(3)	(1)	(1)	(1)
Number of restaurants at end of period	2,710	2,669	2,638	2,622	2,546
Average restaurant sales(1)	$2,199	$2,161	$2,217	$2,205	$2,141
Comparable restaurant sales increase (decrease)	8.3%	(9.8%)	3.3%	13.4%	11.0%

(1) Beginning in the third quarter of 2020, we revised the definition of average restaurant sales to exclude delivery service revenue (refer to Definitions section above). We made this change to more closely align with how management views the business and given the increase in the delivery business. Average restaurant sales in all comparative periods presented has been updated to conform with the new definition.

CHIPOTLE MEXICAN GRILL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share amounts)

(unaudited)

The following provides a reconciliation of non-GAAP financial measures presented in the text above to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Adjusted net income is net income excluding expenses related to certain legal proceedings, restaurant asset impairment, corporate restructuring, and certain other costs. Adjusted general and administrative expense is general and administrative expense excluding certain other costs and transformation expenses. We present these non-GAAP measures in order to facilitate meaningful evaluation of our operating performance across periods. These adjustments are intended to provide greater transparency of underlying performance and to allow investors to evaluate our business on the same basis as our management, which uses these non-GAAP measures in evaluating the company’s performance. Our adjusted net income, adjusted diluted earnings per share, and adjusted general and administrative expenses measures may not be comparable to other companies’ adjusted measures. These adjustments are not necessarily indicative of what our actual financial performance would have been during the periods presented and should be viewed in addition to, and not as an alternative to, our results prepared in accordance with GAAP. Further details regarding these adjustments are included in the tables below.

Adjusted Net Income and Adjusted Diluted Earnings Per Share

	Three months ended
	September 30,
	2020	2019
Net income	$80,244	$98,582
Non-GAAP adjustments:
Restaurant costs:
Operating lease asset impairment and other restaurant costs(1)	2,954	182
Duplicate rent expense(2)	74	214
Corporate Restructuring:
Duplicate rent expense(2)	1,638	942
Employee related restructuring costs(3)	275	1,515
Legal proceedings(4)	28,700	7,550
Other adjustments(5)	2,007	2,110
Total non-GAAP adjustments	$35,648	$12,513
Tax effect of non-GAAP adjustments	(8,844)	(2,791)
After tax impact of non-GAAP adjustments	$26,804	$9,722
Adjusted net income	$107,048	$108,304

Diluted weighted-average number of common shares outstanding	28,454	28,388
Diluted earnings per share	$2.82	$3.47
Adjusted diluted earnings per share	$3.76	$3.82

(1) Operating lease asset impairment charges, and other expenses for restaurants due to underperformance.

(2) Duplicate rent expense for the corporate headquarter relocation and office consolidation announced in May 2018 and rent expense for closed restaurants for the announced restaurant closures in June 2018.

(3) Costs for employee severance, stock modifications, transition expenses, recruitment, relocation costs, third party and other employee-related costs.

(4) For the three months ended September 30, 2020 and 2019, charges relate to settlements for several distinct legal matters.  These amounts are expected to exceed typical costs for these types of legal proceedings.

(5) For the three months ended September 30, 2020, other adjustments consist of an asset impairment charge related to digital technology of $1,875 and stock modification charges associated with the departure of our former Executive Chairman primarily related to his 2017 agreement of $132. For the three months ended September 30, 2019, other adjustments consist of an asset impairment charge related to our corporate aircraft, which was sold.

CHIPOTLE MEXICAN GRILL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands)

(unaudited)

Adjusted General and Administrative Expenses

	Three months ended
	September 30,
	2020	2019
General and administrative expenses	$133,150	$115,070
Non-GAAP adjustments:
Legal proceedings(1)	(28,700)	(7,550)
Transformation expenses(2)	(1,987)	(2,671)
Other adjustments(3)	(132)	-
Total non-GAAP adjustments	$(30,819)	$(10,221)
Adjusted general and administrative expenses	$102,331	$104,849

(1) For the three months ended September 30, 2020 and 2019, charges relate to settlements for several distinct legal matters.  These amounts are expected to exceed typical costs for these types of legal proceedings.

(2) Transformation expenses include duplicate rent expense for office and restaurant closures announced in June 2018 due to the corporate restructuring and underperformance of $1,712 and $1,156 for the three months ended September 30, 2020 and 2019, respectively, and employee related restructuring costs of $275 and $1,515 for the three months ended September 30, 2020 and 2019, respectively.

(3) For the three months ended September 30, 2020, other adjustments include charges associated with the departure of our former Executive Chairman primarily related to his 2017 agreement of $132.